Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-179471) and related prospectus of Williams Partners L.P. and the registration statement on Form S-8 (No. 333-128881) of Williams Partners L.P. of our reports dated February 27, 2012, with respect to the consolidated financial statements of Williams Partners L.P. and the effectiveness of internal control over financial reporting of Williams Partners L.P., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

February 27, 2012